Exhibit 10.17

EXECUTION COPY

TERM LOAN AND SECURITY AGREEMENT

Dated as of May 21, 2007

By and Among

WHITEHALL JEWELLERS, INC.,

as Borrower,

THE LENDERS
Listed on Schedule 2.01 hereto,

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,
for the Agents and the Lenders

and

BANK OF AMERICA, N.A.,
WELLS FARGO RETAIL FINANCE, LLC,
as Managing Agents
for the Agents and the Lenders

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	13
1.03	Accounting Terms	13
1.04	Rounding	14
1.05	Times of Day	14
1.06	UCC Terms	14

ARTICLE II. TERM LOAN FACILITY		14

2.01	Term Loan	14
2.02	Borrowings, Conversions and Continuations of Loans	14
2.03	Prepayments	16
2.04	Repayment of Loans	16
2.05	Interest	16
2.06	Facility Fee	17
2.07	Computation of Interest and Fees	17
2.08	Evidence of Debt	17
2.09	Payments Generally; Administrative Agent’s Clawback	17
2.10	Sharing of Payments by Lenders	19
2.11	Settlement Among Lenders	19

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		20

3.01	Taxes	20
3.02	Illegality	21
3.03	Inability to Determine Rates	22
3.04	Increased Costs; Reserves on LIBOR Loans	22
3.05	Compensation for Losses	23
3.06	Mitigation Obligations; Replacement of Lenders	24
3.07	Survival	24

ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		24

4.01	Conditions of Initial Term Advance	24
4.02	Conditions to Delayed Draw Advance	26

ARTICLE V. REPRESENTATIONS AND WARRANTIES		27

ARTICLE VI. AFFIRMATIVE COVENANTS		27

6.01	Financial Statements	27
6.02	Notices	27
6.03	Maintenance of Insurance	27
6.04	Use of Proceeds	28
6.05	Additional Loan Parties; Additional Properties	28
6.06	Cash Management	30
6.07	Information Regarding the Collateral	30
6.08	Physical Inventories	30
6.09	Further Assurances	30

i

ARTICLE VII. NEGATIVE COVENANTS		30

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		30

8.01	Events of Default	30
8.02	Remedies Upon Event of Default	32
8.03	Application of Funds	33

ARTICLE IX. COLLATERAL		33

9.01	Security Interest	33
9.02	Additional Security	35
9.03	Continued Priority of Security Interest	35
9.04	Other Collateral Matters	36

ARTICLE X. ADMINISTRATIVE AGENT		36

10.01	Appointment and Authority	36
10.02	Rights as a Lender	37
10.03	Exculpatory Provisions	37
10.04	Reliance by Agents	38
10.05	Delegation of Duties	38
10.06	Resignation of Agents	38
10.07	Non-Reliance on Administrative Agent and Other Lenders	39
10.08	Administrative Agent May File Proofs of Claim	39
10.09	Collateral and Guaranty Matters	39
10.10	Notice of Transfer	40
10.11	Reports and Financial Statements	40
10.12	Agency for Perfection	41
10.13	Indemnification of Agents	41
10.14	Relation among Lenders	41

ARTICLE XI. MISCELLANEOUS		41

11.01	Amendments, Etc	41
11.02	Notices; Effectiveness; Electronic Communications	43
11.03	No Waiver; Cumulative Remedies	44
11.04	Expenses; Indemnity; Damage Waiver	44
11.05	Payments Set Aside	re46
11.06	Successors and Assigns	46
11.07	Treatment of Certain Information; Confidentiality	49
11.08	Right of Setoff	50
11.09	Interest Rate Limitation	50
11.10	Counterparts; Integration; Effectiveness	50
11.11	Survival	51
11.12	Severability	51
11.13	Replacement of Lenders	51
11.14	Governing Law; Jurisdiction; Etc	52
11.15	Waiver of Jury Trial	53
11.16	No Advisory or Fiduciary Responsibility	53
11.17	USA PATRIOT Act Notice	53
11.18	Time of the Essence	54
11.19	Press Releases	54
11.20	Additional Waivers	54

11.21	No Strict Construction	55
11.22	Attachments	55

SCHEDULES

2.01	Commitments and Applicable Percentages

11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:

A	Loan Notice

B	Term Note

C	Delayed Draw Advance Borrowing Request

D	Assignment and Assumption

E	Joinder Agreement

TERM LOAN AND SECURITY AGREEMENT

          This TERM LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of May 21, 2007, among

          WHITEHALL JEWELLERS, INC. (the “Borrower”), a Delaware corporation having its principal place of business at 125 South Wacker, #2600, Chicago, Illinois 60606;

          the lending institutions listed on Schedule 2.01 (collectively, the “Lenders”);

          LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Agents (as hereinafter defined) and the Lenders; and

          BANK OF AMERICA, N.A. and WELLS FARGO RETAIL FINANCE, LLC, as co-managing agents (collectively, in such capacity, the “Managing Agents”).

RECITALS:

          A. Borrower is party to a certain Third Amended and Restated Credit Agreement dated as of February 20, 2007, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of the date hereof (as the same may be further amended, modified or supplemented from time to time, the “Revolving Credit Agreement”), by and among the Borrower, LaSalle Bank National Association, as administrative agent and collateral agent (in such capacity, the “Revolving Credit Agent”), and the lenders (the “Revolving Credit Lenders”) party thereto.

          B. The Borrower has requested that the Lenders agree to make one or more term loans to the Borrower in order to permit Borrower to repay certain subordinated indebtedness and provide it with additional working capital.

          C. The Lenders are willing to provide term loan financing on the terms and conditions set forth herein.

          NOW THEREFORE, the Borrower, the Lenders and the Agents (as defined herein) agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

          1.01 Defined Terms. Terms used and not otherwise defined in this Agreement shall have the meanings provided in the Revolving Credit Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

          “ACH” means automated clearing house transfers.

          “Administrative Agent” has the meaning provided in the Recitals to this Agreement.

          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower, the Managing Agents and the Lenders.

          “Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

          “Agent(s)” means, collectively, the Administrative Agent, Collateral Agent and Managing Agents.

          “Aggregate Commitments” means, at any time, the sum of the Commitments at such time. As of the Closing Date, the Aggregate Commitments are $35,000,000.00.

          “Agreement” means this Term Loan and Security Agreement as such may be amended, amended and restated, modified or supplemented from time to time.

          “Applicable Margin” means (a) 1.25% with respect to LIBOR Loans and (b) (-0.125%) with respect to Base Rate Loans.

          “Applicable Percentage” means with respect to each Lender, that percentage of the Commitments of such Lender hereunder to make Loans to the Borrower, in each case as the context provides. If the Commitment of such Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, as modified upon the execution and delivery of an Assignment and Assumption pursuant to which a Person becomes a Lender and a party hereto, as applicable.

          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

          “Base Rate” means the higher of (a) the annual rate of interest announced from time to time by LaSalle at its head office in Chicago, Illinois, as its “Prime Rate” and (b) the Federal Funds Effective Rate plus 0.5% per annum. “Prime Rate” shall mean on any day a fluctuating rate per annum equal to the higher of (a) the rate of interest designated by the Agent from time to time as its “Prime Rate,” and (b) a rate of interest equal to the sum of (i) the Federal Funds Rate, plus (ii) 0.5%. The Prime Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit. Changes in the rate of interest on a Base Rate Loan shall take effect simultaneously with each change in the Prime Rate. The applicable Prime Rate shall be determined by the Administrative Agent in its sole judgment, and such determination shall be conclusive absent manifest error.

          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

          “Borrower” has the meaning provided in the introductory paragraph hereto.

          “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

          “Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, (ii) if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

          “Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, and (e) merchant services.

          “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

          “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

          “Collateral” shall have the meaning assigned to such term in Section 9.01.

          “Collateral Agent” has the meaning provided in the Recitals to this Agreement.

          “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in an executed Assignment and Assumption pursuant to which a Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          “Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each of the Agents, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and any other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

          “Credit Party Expenses” means, without limitation:

          (a) all reasonable out-of-pocket expenses incurred by the Agents in connection with this Agreement and the other Loan Documents, including without limitation

          (i) the reasonable fees, charges and disbursements of (A) counsel for any of the Agents, (B) outside consultants for any of the Agents, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations;

          (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (C) any workout, restructuring or negotiations in respect of any Obligations;

          (b) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties.

          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          “Default Rate” means:

          (a) with respect to a LIBOR Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such LIBOR Loan plus two percent (2%) per annum;

          (b) with respect to a Base Rate Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Base Rate Loan, plus (iii) two percent (2%) per annum;

          (c) with respect to all Obligations other than those specified above, an interest rate equal to (i) the Base Rate plus (ii) the highest Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) two percent (2%) per annum.

          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

          “Delayed Draw Advance” has the meaning provided in Section 2.01(b).

          “Delayed Draw Advance Borrowing Request” has the meaning provided in Section 2.01(b).

          “Delayed Draw Advance Amount” means:

          (a) $-0- if Borrower shall receive an aggregate of $10,000,000 or more in Equity Proceeds and the proceeds of Subordinated Indebtedness after the Closing Date and on or prior to May 31, 2007; and

          (b) if Borrower shall not receive an aggregate of $10,000,000 or more in Equity Proceeds and the proceeds of Subordinated Indebtedness after the Closing Date and on or prior to May 31, 2007, the positive difference between (x) $10,000,000 and (y) the aggregate amount of Equity Proceeds and proceeds of Subordinated Indebtedness actually received by Borrower during such period (which amount under clause (y) shall never be calculated as less than $-0-).

          “Dollars” and “$” mean lawful money of the United States.

          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision or jurisdiction subject to the laws of the United States.

          “Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

          “Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited partnership interests, limited liability company interests, general partnership interests or other ownership or profit interests in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of such shares or interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

          “Equity Proceeds” means proceeds received by the Borrower from the issuance or sale of its Equity Interests or capital contributions from the holders of its Equity Interests, in each case on terms and conditions acceptable to Administrative Agent in its reasonable credit discretion.

          “Event of Default” has the meaning provided in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 11.03 hereof.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

          “Facility Fee” has the meaning provided in Section 2.06.

          “Federal Funds Effective Rate” means, for any day, the rate set forth in the weekly statistical release designated as H. 15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H. l5(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal Funds transactions in New York, New York selected by the Administrative Agent.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “FRB” means the Board of Governors of the Federal Reserve System of the United States.

          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

          “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitees” has the meaning provided in Section 11.04(b).

          “Information” has the meaning provided in Section 11.07.

          “Initial Term Advance” means the initial Loan made by the Lenders on the Closing Date in the Initial Term Advance Amount, as provided in Section 2.01(a).

          “Initial Term Advance Amount” means $25,000,000.

          “Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

          “Intercreditor Agreement” means the Third Amended and Restated Intercreditor and Lien Subordination Agreement date as of the Closing Date by and among the Administrative Agent, on behalf of the Lenders and the Agents, the Revolving Credit Agent, on behalf of the Revolving Credit Lenders and Revolving Credit Agent, PWJ Lending LLC, as agent for the lenders under the Subordinate Facility, PWJ Lending LLC, in its individual capacity as creditor under the Term Loan L/C Reimbursement Agreement, and certain other parties thereto, acknowledged by the Borrower, as amended, modified or supplemented from time to time.

          “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the date that falls every three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

          “Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

          (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

          (iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Loan would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing that is a LIBOR Loan initially shall be the date on which such Borrowing as a LIBOR Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Loan.

          “IRS” means the United States Internal Revenue Service.

          “Joinder Agreement” means an agreement, in the form attached hereto as Exhibit E pursuant to which, among other things, a Subsidiary of the Borrower becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a guarantor, as the Administrative Agent may determine.

          “LaSalle” has the meaning provided in the preamble to this Agreement

          “Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

          “Lender” has the meaning provided in the introductory paragraph hereto.

          “Lending Office” means, as to any Lender, the office or offices of which such Lender may from time to time notify the Borrower and the Administrative Agent.

          “LIBOR” means a rate of interest determined by Administrative Agent equal to the offered rate for deposits in US Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If such interest rates shall cease to be available from Telerate News Service, LIBOR shall be determined from such financial reporting service or other information as shall be acceptable to Administrative Agent.

          “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

          “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to LIBOR.

          “Loan” means an extension of credit by a Lender to the Borrower.

          “Loan Account” has the meaning assigned to such term in Section 2.08(a).

          “Loan Documents” means this Agreement, each Term Note, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

          “Loan Notice” means a notice of (a) a Borrowing (including a Delayed Draw Advance Borrowing Request), (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, which, if in writing, shall be substantially in the form of Exhibit A.

          “Loan Parties” means, collectively, the Borrower and each guarantor.

          “Majority Lenders” means, as of any date of determination, Lenders holding 51% or more of the Aggregate Commitments or, if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate 51% or more of the Obligations; provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

          “Managing Agents” shall have the meaning provided in the Recitals to this Agreement.

          “Master Letter of Credit Agreement” means the Master Letter of Credit Agreement dated the date hereof between PWJ Lending LLC and LaSalle, pursuant to which the Term Loan Letter of Credit was issued by LaSalle.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agents or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

          “Maturity Date” means November 19, 2007.

          “Maximum Rate” has the meaning provided therefor in Section 11.09.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

          “Non-Consenting Lender” has the meaning provided therefor in Section 11.01.

          “Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities.

          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

          “Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with any Agent, any Lender or any of their respective Affiliates, which arises out of any bank product entered into with any Loan Party and any such Person, as each may be amended from time to time

          “Other Taxes” means all present or future stamp or documentary taxes or any other excise, franchise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Participant” has the meaning provided in Section 11.06(d).

          “Participation Register” has the meaning provided therefor in Section 11.06(d).

          “Permitted Restricted Subordinated Debt Payments” has the meaning provided in the Intercreditor Agreement.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

          “Register” has the meaning provided in Section 11.06(c).

          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

          “Reports” has the meaning provided in Section 10.11(a).

          “Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, in each case as they may be amended from time to time.

          “Settlement Date” has the meaning provided in Section 2.10.

          “Subordinate Facility” means that certain Second Amended and Restated Term Loan Credit Agreement dated as of February 20, 2007 by and among the Borrower, PWJ Lending LLC, as agent, and the lenders from time to time party thereto, as amended, modified or supplemented from time to time.

          “Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms reasonably satisfactory to the Administrative Agent.

          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body or control of such subsidiary are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          “Term Loan” has the meaning provided in Section 2.01.

          “Term Loan Facility” means the credit facility provided by the Lenders with respect to the Term Loan.

          “Term Loan Facility Amount” means the amount of up to $35,000,000.

          “Term Loan Letter of Credit” means the standby letter of credit issued by LaSalle for the benefit of, and the original of which has been delivered to, the Administrative Agent, for the benefit of the Credit Parties, which is acceptable in all respects to the Administrative Agent and which provides, without limitation, the following:

          (a) an original face amount of $35,000,000, with multiple draws permitted upon the occurrence of any Event of Default and on the Termination Date in an amount equal to the lesser of such face amount and the then outstanding principal amount of the Term Loan;

          (b) an expiry date of November 21, 2007;

          (c) issuance fees customary for letters of credit of this type and size; and

          (d) a letter of credit fee in the amount of $131,250.00 (a portion of which may be rebated in accordance with the term of the Master Letter of Credit Agreement).

          “Term Loan L/C Reimbursement Agreement” means the Reimbursement Agreement between the Borrower and PWJ Lending LLC with respect to draws made under the Term Loan Letter of Credit.

          “Term Note” has the meaning provided in Section 2.08(b).

          “Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII.

          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

          “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

          “Unanimous Lenders” means, as of any date of determination, Lenders holding 100% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate 100% of the Obligations; provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Unanimous Lenders.

          “United States” and “U.S.” mean the United States of America.

          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

          (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

          1.03 Accounting Terms

          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

          1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

          1.06 UCC Terms. When used herein, (a) the terms “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixtures”, “General Intangibles”, “Goods”, “Health-Care-Insurance Receivable”, “Inventory”, “Instrument”, “Investment Property”, “Letter-of-Credit Rights”, “Payment Intangibles”, “Proceeds”, “Security Entitlement”, “Supporting Obligations” and “Uncertificated Security” have the respective meanings assigned thereto in the UCC.

ARTICLE II.
TERM LOAN FACILITY

          2.01 Term Loan.

          (a) Subject to the terms and conditions set forth in this Agreement, each Lender agrees to loan (the “Term Loan”), to Borrower such Lender’s Applicable Percentage of the Term Loan Facility Amount. The Initial Term Advance will be funded on the Closing Date and the balance may be funded in the form of a Delayed Draw Advance subject to the terms hereof. The aggregate amount of the Initial Term Advance and the Delayed Draw Advance shall never exceed the Term Loan Facility Amount and the Applicable Percentage of amount outstanding under the Term Loan of any Lender shall not at any time exceed its separate Commitment therefor. Other than with respect to the Delayed Draw Advance (described in Section 2.01(b) below), the Term Loan is not a revolving credit facility and may not be redrawn, and any repayments or prepayments of principal on the Term Loan shall permanently reduce the Term Loan. The obligations of the Lenders hereunder are several and not joint nor joint and several. The Borrower irrevocably authorizes the Administrative Agent and Lenders to disburse the proceeds of the Initial Term Advance on the Closing Date in accordance with the terms of this Agreement.

          (b) Subject to the terms and conditions of this Agreement, at any time prior to May 30, 2007, the Lenders agree to make one additional advance (the “Delayed Draw Advance”) to the Borrower in an amount not to exceed the Delayed Draw Advance Amount. The Delayed Draw Advance shall be requested by an irrevocable written notice in the form of the borrowing request attached as Exhibit C (a “Delayed Draw Advance Borrowing Request”) by an Authorized Person specifying the amount and proposed date of the Delayed Draw Advance, delivered to the Administrative Agent at least thirty (30) days prior to the requested funding date (such request becoming effective upon receipt). After receipt of the Delayed Draw Advance Borrowing Request, Lenders shall make the requested Delayed Draw Advance available to Borrower on the requested funding date, subject to the conditions set forth herein to the making of all financial accommodations and in Section 4.02 with respect to the Delayed Draw Advance.

          2.02 Borrowings, Conversions and Continuations of Loans.

          (a) Loans shall be either Base Rate Loans or LIBOR Loans as the Borrower may request subject to and in accordance with this Section 2.02. Subject to the other provisions of this Section 2.02, Borrowings of more than one Type may be incurred at the same time.

          (b) Each Loan, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Loan of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Loan, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

          (c) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Loan, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Term Advance, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 3:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

          (d) The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

          (e) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the Consent of the Majority Lenders.

          (f) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in LaSalle’s Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

          (g) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to LIBOR Loans.

          2.03 Prepayments. The Borrower may, upon irrevocable notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty with Equity Proceeds or with the proceeds of Subordinated Indebtedness; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentage and shall permanently reduce the Term Loan amount.

          2.04 Repayment of Loans

          (a) If for any reason, at any time the aggregate outstanding amount of Loans exceeds the amount available to be drawn under the Term Loan Letter of Credit, Borrower shall immediately cause such excess to be paid to the Administrative Agent for the benefit of the Lenders.

          (b) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Termination Date, the aggregate principal amount of Loans and all other Obligations outstanding on such date.

          2.05 Interest.

          (a) Subject to the provisions of Section 2.05(b), (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

          (ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Majority Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.

          2.06 Facility Fee. On the Closing Date, the Borrower shall pay the Administrative Agent for the ratable benefit of the Lenders, a facility fee (the “Facility Fee”) in the amount of $50,000.00.

          2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by LaSalle’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          2.08 Evidence of Debt.

          (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          (b) The Borrower shall execute and deliver to each Lender (through the Administrative Agent) a promissory note (as each may be amended, modified, supplemented or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”) in the form of Exhibit B hereto, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Term Note and upon cancellation of such Term Note, the Borrower will issue, in lieu thereof, a replacement Term Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

          2.09 Payments Generally; Administrative Agent’s Clawback.

          (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

          (c) A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.09 shall be conclusive, absent manifest error.

          (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (e) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint nor joint and several. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

          (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          2.10 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

          (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

          (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

                    2.11 Settlement Among Lenders.

          (a) The amount of each Lender’s Applicable Percentage of outstanding Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans and repayments of Loans received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

          (b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12 noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12 noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

          3.01 Taxes.

          (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the

Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

          Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section
881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

          (f) If the Administrative Agent or any Lender determines, in its respective sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          3.02 Illegality. If any Lender determines that any Law at any time after the Closing Date has made it unlawful, or that any Governmental Authority has at any time after the Closing Date asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has at any time after the Closing Date imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

          3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

          3.04 Increased Costs; Reserves on LIBOR Loans.

          (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

          (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender within 180 days of the date of such Change in Law, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, upon request of such Lender within 180 days of the date of such Change in Law the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

          (e) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LlBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

          3.05 Compensation for Losses.

          (a) Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

          including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

          (b) For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

          3.06 Mitigation Obligations; Replacement of Lenders.

          (a) If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.

          3.07 Survival. All of the parties obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

          4.01 Conditions of Initial Term Advance. The obligation of the Lenders to make the Initial Term Advance hereunder is subject to satisfaction of the following conditions precedent:

          (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Term Note executed by the Borrower in favor of each Lender;

(iii) the Term Loan Letter of Credit shall have been issued; the original thereof shall have been delivered to and shall be in the possession of the Administrative Agent;

          (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

          (v) a favorable opinion of Holland & Knight, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

          (vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(a) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

          (vii) a certificate from the chief financial officer of the Borrower, satisfactory in form and substance to the Administrative Agent, attesting to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby;

(viii) all other Loan Documents, each duly executed by the applicable Loan Parties;

          (ix) results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Collateral Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

          (x) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent; and

(xi) such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.

          (b) The Administrative Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Administrative Agent.

          (c) The Administrative Agent shall have received and found satisfactory a copy of the fully executed Intercreditor Agreement.

          (d) The Administrative Agent shall have received and found satisfactory a copy of the fully executed First Amendment to the Revolving Credit Agreement.

          (e) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (f) There shall not have occurred any default of any Material Contract of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

          (g) The consummation of the transactions contemplated hereby shall not violate any Applicable Law or any Organization Document.

          (h) All fees required to be paid to the Agents on or before the Closing Date shall have been paid in full or charged to the Loan Account, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full or charged to the Loan Account.

          (i) The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

          Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          4.02 Conditions to Delayed Draw Advance. The obligation of each Lender to honor a Delayed Draw Advance Borrowing Request is subject to the following conditions precedent:

          (a) The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Delayed Draw Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

          (b) No Default shall exist, or would result from the making of the Delayed Draw Advance or from the application of the proceeds thereof;

          (c) The Borrower shall not have received at least $10,000,000 in Equity Proceeds or the proceeds of Subordinated Indebtedness on or prior to May 31, 2007;

          (d) The Administrative Agent shall have received a Delayed Draw Advance Borrowing Request in accordance with the requirements hereof prior to May 31, 2007; and

          (e) No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred.

          Delivery of a Delayed Draw Advance Borrowing Request shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Sections 4.02(a) have been satisfied on and as of the date of the making of the Delayed Draw Advance. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Majority Lenders otherwise direct the Administrative Agent to cease making Loans, the Lenders will fund their Applicable Percentage of all Loans which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent, provided, however, the making of any such Loans shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

          To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that the representations and warranties of each Loan Party contained in Article V of the Revolving Credit Agreement, in this Agreement and in each other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects as of the date of this Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.:

ARTICLE VI.
AFFIRMATIVE COVENANTS

          So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall, and shall cause each Subsidiary to, comply with the provisions of Sections 6.04 (Payment of Obligations), 6.05 (Preservation of Existence), 6.06 (Maintenance of Properties), 6.08 (Compliance with Laws), 6.09 (Books and Records; Accountants), 6.10 (Inspection Rights), 6.15 (Physical Inventories), 6.16 (Environmental Laws), 6.18 (Compliance with Terms of Leaseholds), 6.19 (Material Contracts) and 6.20 (Trade Vendor Agreement) of the Revolving Credit Agreement as if set forth herein, and, in addition:

          6.01 Financial Statements. Simultaneously with delivery to the Revolving Credit Agent, deliver to the Administrative Agent the financial statements, certificates and other information required to be delivered under Sections 6.01 and 6.02 of the Revolving Credit Agreement.

          6.02 Notices. Simultaneously with delivery to the Revolving Credit Agent, deliver to the Administrative Agent all notices delivered to the Revolving Credit Agent under Section 6.03 of the Revolving Credit Agreement, and further notify the Administrative Agent of the occurrence of any Default or Event of Default.

          6.03 Maintenance of Insurance. Maintain insurance in compliance with Section 6.07 of the Revolving Credit Agreement and comply with the following:

          (a) Subject to the rights of the Revolving Lenders under the Revolving Credit Agreement, fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the

Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 6.03 shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

          (b) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.03. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees until the payment in full of the Obligations and the termination of the Commitments. The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 6.03 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

          (c) The Borrower shall permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.

          6.04 Use of Proceeds. Use the proceeds of the Term Loan (a) to make Permitted Restricted Subordinated Debt Payments, and (b) for general corporate purposes of the Loan Parties, in each case to the extent not prohibited under applicable Law and the Loan Documents.

          6.05 Additional Loan Parties; Additional Properties

          (a) Promptly after any Investment in a new Subsidiary permitted under the Revolving Credit Agreement, pledge to the Collateral Agent, for the benefit of the Lenders and the Agents, subject to the rights of the Revolving Lenders under the Revolving Credit Agreement, the capital stock of each new Subsidiary in which the Borrower invests pursuant to a stock pledge agreement in form and substance reasonably satisfactory to the Agents, and such new Subsidiary shall grant to the Collateral Agent a perfected first priority security interest (subject only to Permitted Encumbrances entitled to priority under applicable law) in substantially all of its personal property assets (with such exceptions are as acceptable to the Majority Lenders) pursuant to a Joinder Agreement to this Agreement in form and substance reasonably satisfactory to the Agents. Each new Subsidiary in which the Borrower invests shall, promptly after such Investment, execute and deliver to the Collateral Agent, for the benefit of the Lenders and the Agents, a guaranty of the payment and performance of all of the Obligations, in form and substance satisfactory to the Agents, together with acceptable security documents including without limitation, the aforementioned Joinder Agreement, legal opinions, and other documents and instruments necessary to demonstrate the due authorization, execution and delivery by such new Subsidiary of such guaranty and such security documents and to perfect the Collateral Agent’s security interest in all of such new Subsidiary’s assets, including (i) the resolutions of the Board of Directors or equivalent body of such new Subsidiary and the charter and by laws (or the equivalent thereof) of such new Subsidiary, certified by an officer of such new Subsidiary, (ii) a good standing certificate of such new Subsidiary in its jurisdiction of incorporation, (iii) a certificate of the secretary or an assistant secretary of such new Subsidiary certifying the names and true signatures of the officers of such new Subsidiary authorized to sign such guaranty and such security documents, (iv) UCC 1 financing statements, and (v) such other documents as the Collateral Agent may reasonably request. Upon delivery of the aforementioned documents, such new Subsidiary shall become a guarantor of the Obligations hereunder and, except as otherwise agreed to by the Majority Lenders, shall comply with and be bound by all of the terms and conditions of the Loan Documents as a Subsidiary of the Borrower thereunder, and the Borrower shall cause such new Subsidiary to take all actions which it would have been required to make or take had it been a Subsidiary of the Borrower on the Closing Date, including making all representations and warranties as a guarantor under each of the Loan Documents. Notwithstanding anything contained in this Section 6.05 to the contrary, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding Equity Interests of such Subsidiary. In no event shall compliance with this Section 6.05 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.05 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower.

          (b) If, after the Closing Date, the Borrower or any of its Subsidiaries acquires or leases for a term in excess of five (5) years real estate used as a manufacturing or warehouse facility, the Borrower shall notify the Agents promptly thereof, and upon the request of the Agents, the Borrower shall, or shall cause such Subsidiary to, within sixty (60) days of such request, deliver to the Collateral Agent a fully executed mortgage or deed of trust over such real estate, and use commercially reasonable efforts to obtain such mortgage with respect to such leasehold interests, as applicable, in form and substance reasonably satisfactory to the Agents, together with, subject to the rights of the Revolving Lenders under the Revolving Credit Agreement, title insurance policies, surveys, evidences of insurances with the Collateral Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such real estate as shall be reasonably satisfactory to the Agents. The Borrower further agrees that, following the taking of such actions with respect to such real estate or such leases, as applicable, the Collateral Agent shall have for the benefit of the Lenders and the Agents a valid and enforceable first priority mortgage or deed of trust over such real estate or, if obtained, such leasehold interests, as applicable, free and clear of all defects and encumbrances except for Permitted Encumbrances.

          6.06 Cash Management. Comply with the terms of Section 6.13 of the Revolving Credit Agreement and, upon the request of the Collateral Agent, take such actions as Collateral Agent shall require to cause Collateral Agent to have dominion and control, subject to the rights of the Revolving Lenders under the Revolving Credit Agreement, over the Blocked Accounts and Concentration Account.

          6.07 Information Regarding the Collateral. Simultaneously with delivery to the Revolving Credit Agent, furnish to the Administrative Agent all information furnished to the Revolving Credit Agent under Section 6.14 of the Revolving Credit Agreement.

          6.08 Physical Inventories. Cause the results of inventories undertaken pursuant to Section 6.15 of the Revolving Credit Agreement to be delivered to the Administrative Agent simultaneously with delivery to the Revolving Credit Agent.

          6.09 Further Assurances.

          (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by this Agreement or any applicable security documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon reasonable request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by this Agreement or any applicable security documents.

          (b) Upon the request of the Collateral Agent, use commercially reasonable effort to cause each of its customs brokers to deliver a Customs Broker Agreement to the Collateral Agent, subject to the rights of the Revolving Lenders under the Revolving Credit Agreement.

ARTICLE VII.
NEGATIVE COVENANTS

          So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to, comply with the terms and provisions of Article VII of the Revolving Credit Agreement as if set forth herein.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

          8.01 Events of Default. Any of the following shall constitute an Event of Default:

          (a) Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan, or (ii) any interest on any Loan within one (1) day following the date when the same shall become due and payable, other than at the stated date of maturity or any accelerated date of maturity, or (iii) any fee due hereunder, or (iv) any other amount payable hereunder or under any other Loan Document; or

          (b) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days; or

          (c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

          (d) Cross-Default. An “Event of Default” shall occur under the Revolving Credit Agreement; or

          (e) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Laws relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

          (f) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

          (g) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under this Agreement or any applicable security documents; or (ii) any Lien purported to be created under this Agreement or any applicable security documents shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by this Agreement or any applicable security documents (other than as a result of action or inaction by any Agent); or

          (h) Loss of Collateral. There shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than ten (10) consecutive days, the cessation or substantial curtailment of revenue producing activities at retail locations of the Borrower or any of its Subsidiaries constituting twenty-five percent (25%) or more of the Borrower’s and its Subsidiaries retail locations if such event or circumstance is not covered by business interruption insurance; or

          (i) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

          (j) Extension of Subordinate Facility. If on or prior to December 15, 2008, the Administrative Agent shall not have been provided with a copy of an executed amendment or other modification to the Subordinate Facility extending its maturity date to February 20, 2011 or later; or

          (k) Term Loan Letter of Credit. If for any reason the Term Loan Letter of Credit shall expire, any draw thereunder shall not be honored or the amount available to be drawn thereunder shall be less than the then outstanding amount of the Loans.

          8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Majority Lenders shall, take any or all of the following actions:

          (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

          (c) draw upon the Term Loan Letter of Credit in such amount as Administrative Agent shall determine, or in such amount as the Majority Lenders shall direct; and

          (d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Majority Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

          No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

          (i) to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such; and then

          (ii) to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause payable to them; and then

          (iii) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them; and then

          (iv) to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them; and then

(v) ratably to pay any fees then due to the Lenders until paid in full; and then

          (vi) to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 11.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause held by them; and then

          (vii) to payment of that portion of the Obligations arising from Cash Management Services to the extent secured hereunder, ratably among the Credit Parties in proportion to the respective amounts described in this clause held by them; and then

(viii) to payment of all Other Liabilities not paid under any of the preceding clauses; and then, lastly

(ix) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX.
COLLATERAL

          9.01 Security Interest.

          (a) As security for the payment of all Obligations, the Borrower hereby acknowledges, reaffirms, confirms and ratifies its prior grant of, and assigns to the Collateral Agent for the benefit of the Credit Parties, and grants to the Collateral Agent for the benefit of the Credit Parties a continuing security interest in, all of the following (collectively, the “Collateral”) whether now or hereafter existing or acquired, regardless of where located:

(i) Accounts, including Health-Care-Insurance Receivables;

(ii) Certificated Securities;

(iii) Chattel Paper, including Electronic Chattel Paper;

          (iv) computer hardware and software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) Contract Rights;

(vi) Commercial Tort Claims;

(vii) Deposit Accounts;

(viii) Documents;

(ix) Financial Assets;

(x) General Intangibles, including Payment Intangibles and Software;

(xi) Goods (including all of its Equipment, Fixtures and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xii) Instruments;

(xiii) Intellectual Property;

(xiv) Investment Property;

(xv) money (in every jurisdiction whatsoever);

(xvi) Letter of Credit Rights;

(xvii) Security Entitlements;

(xviii) Supporting Obligations;

(xix) Uncertificated Securities; and

(xx) to the extent not included in the foregoing, other personal property of any kind or description;

          together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of computer hardware and software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) the assignment thereof; and the grant of a security interest therein, the Borrower’s rights in such lease or license shall be excluded from the foregoing assignment and grant for so long as such prohibition continues, it being understood that upon request of the Collateral Agent, the Borrower will in good faith use reasonable efforts to obtain consent from the applicable lessor or licensor for the creation of a security interest in favor of the Collateral Agent for the benefit of the Credit Parties in the Borrower’s rights under such lease or license.

          9.02 Additional Security. As additional security for all of the Obligations, Borrower grants to the Collateral Agent, for the benefit of the Credit Parties, a security interest in, and assigns to the Collateral Agent, for the benefit of the Credit Parties, all of Borrower’s right, title and interest in and to, any deposits or other sums at any time credited by or due from each Lender and each Affiliate of a Lender to Borrower, or credited by or due from any participant of any Lender to Borrower, with the same rights therein as if the deposits or other sums were credited by or due from such Lender. Borrower hereby authorizes each Lender and each Affiliate of such Lender and each participant to pay or deliver to the Collateral Agent, for the benefit of the Credit Parties, without any necessity on the Collateral Agent’s or any Lender’s part to resort to other security or sources of reimbursement for the Obligations, at any time during the continuation of any Event of Default or in the event that the Collateral Agent, for the benefit of the Credit Parties, should make demand for payment hereunder and without further notice to Borrower (such notice being expressly waived), any of the aforesaid deposits (general or special, time or demand, provisional or final) or other sums for application to any Obligation, irrespective of whether any demand has been made or whether such Obligation is mature, and the rights given the Agents, the Lenders, their Affiliates and participants hereunder are cumulative with such Person’s other rights and remedies, including other rights of set-off. The Agent may give notice of the above grant of a security interest in and assignment of the aforesaid deposits and other sums, and authorization, to, and make any suitable arrangements with, any Lender, any such Affiliate of any Lender or participant for effectuation thereof, and the Borrower hereby irrevocably appoints Collateral Agent as its attorney to collect, so long as any Event of Default shall have occurred and during the continuance of any such Event of Default, any and all such deposits or other sums to the extent any such payment is not made to the Collateral Agent or any Lender by such Lender, Affiliate or participant.

          9.03 Continued Priority of Security Interest.

          (a) The security interest granted by Borrower shall at all times be valid and enforceable against Borrower and all third parties in accordance with the terms of this Agreement, as security for the Obligations, and the Collateral shall not at any time be subject to any Liens other than Permitted Encumbrances. Borrower shall, at its cost and expense, take all action that may be necessary or desirable (other than the filing of continuation statement under the UCC), or that the Collateral Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and rank of the security interest in the Collateral to enable the Collateral Agent to exercise or enforce its rights hereunder, and to obtain the full benefits of this Agreement.

          (b) The Collateral Agent is hereby authorized to file one or more financing or continuation statements or amendments thereto in the name of Borrower in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent hereunder, including, without limitation, any such financing or continuation statements as Collateral Agent deems necessary in its sole discretion in order to comply with the UCC. Such financing statements may describe the Collateral in the same manner as described in this Agreement or may contain an indication or description of Collateral that describes such property in any other manner, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired or arising” or “all personal property, whether now owned or hereafter acquired or arising.”

          (c) Borrower shall mark its books and records as directed by the Collateral Agent and as may be reasonably necessary or appropriate to evidence, protect and perfect the security interest granted hereunder and shall cause its financial statements to reflect the security interest.

          9.04 Other Collateral Matters.

          (a) Borrower shall at any time and from time to time, take such steps as Collateral Agent may request (i) in order that Collateral Agent shall obtain “control” of Collateral, with any agreements establishing control to be in form and substance reasonably satisfactory to Collateral Agent, (ii) to enter into a tri-party agreement with Collateral Agent and the issuer and/or confirmation bank with respect to any Letter of Credit Rights that Borrower has acquired, and thereby directing all payments under such Letter of Credit Rights as Collateral Agent shall direct, (iii) to promptly notify Collateral Agent, in a writing signed by a Borrower, of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Collateral Agent, to enter into a supplement to this Agreement, granting to Collateral Agent, for the benefit of the Credit Parties, a Lien in such commercial tort claim and in the proceeds thereof, and (iv) otherwise to insure the continued perfection enforceability and priority of security interest of the Collateral Agent, for the benefit of the Credit Parties, in any of the Collateral and of the preservation of its rights therein.

          (b) Nothing contained in this Section 9.04 shall be construed to narrow the scope of Collateral Agent’s security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of Collateral Agent hereunder.

ARTICLE X.
ADMINISTRATIVE AGENT

          10.01 Appointment and Authority.

          (a) Each of the Lenders hereby irrevocably appoints LaSalle to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

          (b) Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints LaSalle as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 11.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

          10.02 Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

          10.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties or a Lender.

          The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by this Agreement or any applicable security documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

          10.04 Reliance by Agents.

          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

          10.06 Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

          10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 10.11, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

          10.08 Administrative Agent May File Proofs of Claim.

          (a) In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Sections 2.06 and 11.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 11.04.

          (b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

          10.09 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

          (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other

Loan Document, or (iii) if approved, authorized or ratified in writing by the Majority Lenders in accordance with Section 11.01;

          (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;

          (c) to release any guarantor from its obligations under any Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

          (d) to reduce the face amount of the Term Loan Letter of Credit.

Upon request by any Agent at any time, the Majority Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under any Guarantee pursuant to this Section 10.09. In each case as specified in this Section 10.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under this Agreement or any applicable security documents or to subordinate its interest in such item, or to release such guarantor from its obligations under any Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

          10.10 Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 11.06.

          10.11 Reports and Financial Statements. By signing this Agreement, each Lender:

          (a) agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

          (b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

          (c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

          (d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

          (e) agrees to keep all Reports confidential in accordance with the provisions of Section 11.07; and

          (f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loan that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

          10.12 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

          10.13 Indemnification of Agents. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective pro rata shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

          10.14 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

ARTICLE XI.
MISCELLANEOUS

          11.01 Amendments, Etc.

          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the applicable Lenders, and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given.

          (b) Notwithstanding any other provision of this Agreement or any Loan Document, including without limitation, any other provision of this Section 11.01:

(i) Any matter that requires the consent of the Majority Lenders or Unanimous Lenders shall also require the consent of each of the Agents;

(ii) Any matter which may be determined by the Administrative Agent in its discretion, shall also require the consent of each of the other Agents;

          (iii) Upon the occurrence of any Event of Default, the Agents, in their discretion may, and either of the Administrative Agent or the Managing Agents may, require the Agents to, cease making Loans, declare the occurrence of an Event of Default, implement any default rate of interest, accelerate all Obligations, and require the enforcement of the provisions of this Agreement or any applicable security documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.

          (c) Except as otherwise provided in this Agreement, the consent or direction of the Majority Lenders is required for any amendment, waiver, or modification of any Loan Document. In addition:

          (i) The Majority Lenders may direct the Agents to suspend making Loans if the Borrower is then in Default, following which direction, and for as long as the Borrower is in Default, the only Loans which may be made are the following:

(A) Loans made with consent of the Majority Lenders;

(ii) The Majority Lenders may undertake the following if an Event of Default has occurred and not been duly waived:

(A) Require the Agents to declare all Obligations to be immediately payable in full; and

(B) Direct the Agents to increase the rate of interest to the Default Rate as provided in, and to the extent permitted by, this Agreement.

(d) The consent or direction of the following is required for the following actions:

(i) Any forgiveness of all or any portion of any payment Obligation: all Lenders whose payment Obligation is being so forgiven (other than any Defaulting Lender); and

          (ii) Any decrease in any interest rate or fee payable under any of the Loan Documents (other than any fee payable to the Agents (for which the consent of the Agents shall be required): all Lenders adversely affected thereby (other than any Defaulting Lender).

          (e) None of the following may take place except with the Consent of the Unanimous Lenders:

          (i) Any release of a material portion of the Collateral, other than a release of Collateral otherwise required or provided for in the Loan Documents, unless such release is being made to facilitate a liquidation which has been previously authorized, or is otherwise permitted hereunder, in which case no such Consent of Unanimous Lenders is required;

(ii) Any release of any Person obligated on account of the Obligations;

(iii) Any amendment of this Section 11.01;

(iv) Amendment of any of the following Definitions:

(A) “Majority Lenders”;

(B) “Unanimous Lenders”;

                    (v) Any amendment of the Maturity Date; and

          (f) No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects any Agent in its respective capacity as an Agent may be undertaken without the written consent of such Agent, and no action referenced herein which affects the rights, duties, obligations, or liabilities of any Agent shall be effective without the written consent of that Agent.

          (g) Notwithstanding anything to the contrary in this Section 11.01, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

          (h) If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Majority Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

          11.02 Notices; Effectiveness; Electronic Communications.

          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to the Borrower, at 125 South Wacker, #2600, Chicago, Illinois 60606-1719, Attention: Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

          (ii) if to the Administrative Agent, the Collateral Agent, or LaSalle, 25 Braintree Hill Office Park, Braintree, Massachusetts 02184 Attention: Robert Barnhard, or such other address for notice as the Administrative Agent, the Collateral Agent, or, as the case may be, LaSalle shall last have furnished in writing to the Person giving the notice;

(iii) if to any Lender, at such Lender’s address set forth on Schedule 2.01, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article XI if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Each of the Loan Parties and Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agents. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

          (d) The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

          11.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

          11.04 Expenses; Indemnity; Damage Waiver.

          (a) The Borrower shall pay all Credit Party Expenses.

          (b) The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of

          (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) only, the administration of this Agreement and the other Loan Documents;

(ii) any Loan or the use or proposed use of the proceeds therefrom;

          (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries;

(iv) any claims of, or amounts paid by any Credit Party to, any Person which has entered into a control agreement with any Credit Party hereunder; or

          (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee;

          provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise out of or in connection with claims solely between and among one or more Credit Parties.

          (c) To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(e).

          (d) To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

          (e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

          (f) The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

          11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

          11.06 Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b)) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

          (B) in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

          (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

          Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) With respect to the sale of Participations:

          (i) any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 11.07 as if such Participant was a Lender hereunder;

          (ii) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender; and

          (iii) a Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a

Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

          (e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          11.07 Treatment of Certain Information; Confidentiality.

          (a) Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

          (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process;

(iv) to any other party hereto;

          (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

          (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations;

(vii) with the consent of the Borrower; or

          (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

          (b) For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          (c) Each of the Credit Parties acknowledges that (i) Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (ii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

          11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Majority Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

          11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

          11.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 11.04, as well as Article IX, shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (i) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (ii) any obligations that may thereafter arise with respect to the Other Liabilities.

          11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.13 Replacement of Lenders.

          (a) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives a notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

          (ii) such Lender (other than a Defaulting Lender or Non-Consenting Lender) shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and any Defaulting Lender or Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon;

          (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 or Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

          (b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          11.14 Governing Law; Jurisdiction; Etc.

          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

          (b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF ANY FEDERAL COURT SITTING THEREIN AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT OF THE STATE OF ILLINOIS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          (c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

          11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

          11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

          11.18 Time of the Essence. Time is of the essence of the Loan Documents.

          11.19 Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Applicable Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure. No Credit Party shall publish advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark without the prior written consent of Borrower. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

          11.20 Additional Waivers.

          (a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

          (b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

          (c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefensibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

          (d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the date that the Commitments have been terminated. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

          11.21 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          11.22 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

WHITEHALL JEWELLERS, INC.

By:	/s/ Edward Dayoob

Name:	Edward Dayoob
Title:	CEO & President

Signature Page to Term Loan and Security Agreement

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent

By:	/s/ Jeff Ryan

Name:	Jeff Ryan
Title:	VP

Signature Page to Term Loan and Security Agreement

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeff Ryan

Name:	Jeff Ryan
Title:	VP

Signature Page to Term Loan and Security Agreement

WELLS FARGO RETAIL FINANCE, LLC, as a Lender

By:	/s/ Didi Do

Name:	Didi Do
Title:	AVP

WELLS FARGO RETAIL FINANCE, LLC, as a Managing Agent

By:	/s/ Didi Do

Name:	Didi Do
Title:	AVP

Signature Page to Term Loan and Security Agreement

GMAC COMMERCIAL FINANCE LLC, as a Lender

By:	/s/ Michael Malcangi

Name:	Michael Malcangi
Title:	Vice President

Signature Page to Term Loan and Security Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mark D. Twomey

Name:	Mark D. Twomey
Title:	VP

BANK OF AMERICA, N.A., as a Managing Agent

By:	/s/ Mark D. Twomey

Name:	Mark D. Twomey
Title:	VP

1001697.5

Signature Page to Term Loan and Security Agreement

EXHIBIT A

FORM OF LOAN NOTICE

Date: __________, ____

To: LaSalle Bank National Association

Ladies and Gentlemen:

          Reference is made to that certain Term Loan and Security Agreement, dated as of May 21, 2007 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”) by, among others, WHITEHALL JEWELLERS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and LASALLE BANK NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties. Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

The Borrower hereby requests:

1.	A [Loan] [conversion of a Loan from one Type to the other][continuation of LIBOR Loans]

2.	On _______________________________ (a Business Day)[1]

3.	In the amount of $____________________ [2]

4.	Comprised of ______________________ (Type of Loan)[3]

5.	For LIBOR Loans: with an Interest Period of ____ months.[4]

1 Each notice of a Borrowing must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Loan of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.

2 Each Borrowing of LIBOR Loans must be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

3 Loans may be either Base Rate Loans or LIBOR Loans. If the Type of Loan is not specified, then the applicable Loans will be made as Base Rate Loans.

4 The Borrower may request a Borrowing of LIBOR Loans with an Interest Period of one, two, three or six months. If no election of Interest Period is specified, then the Borrower will be deemed to have specified an Interest Period of one month.

          The Borrower hereby represents and warrants that (a) the Borrowing requested herein complies with the provisions of Section 2.02 of the Loan Agreement and (b) the conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied on and as of the date specified in Item 2 above.

[signature page follows]

          IN WITNESS WHEREOF, the undersigned has caused this Loan Notice to be duly executed as of the date first above written.

WHITEHALL JEWELLERS, INC., as Borrower

By:

Name:

Title:

EXHIBIT B

TERM NOTE

$_____________.00	May 21, 2007

          FOR VALUE RECEIVED, the undersigned, WHITEHALL JEWELLERS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ___________________, a national banking association with an office at _____________________(the “Lender”):

          (a) prior to or on the Maturity Date, the principal amount of [ ___________ ] ($____ ) or, if less, the aggregate unpaid principal amount of Loans advanced by the Lender to the Borrower pursuant to that certain Term Loan and Security Agreement dated as of even date herewith (as modified, amended, supplemented or restated and in effect from time to time, the “Loan Agreement”), among the Borrower, the Lender, and the other parties thereto;

          (b) the principal outstanding hereunder from time to time at the times provided in the Loan Agreement; and

          (c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Loan Agreement through and including the Maturity Date at the times and at the rate provided in the Loan Agreement.

          This Term Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Loan Agreement. The Lender and any holder hereof is entitled to the benefits of the Loan Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Term Note and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

          The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of any Borrowing, conversion or continuation of any Loan pursuant to the Loan Agreement or at the time of receipt of any payment of principal of this Term Note, an appropriate notation on the grid attached to this Term Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Term Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Loan Agreement to make payments of principal of and interest on this Term Note when due.

          The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Term Note on the terms and conditions specified in the Loan Agreement.

          If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Term Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

1

          No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

          The Borrower and every endorser and guarantor of this Term Note or the Indebtedness represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other Person primarily or secondarily liable.

          THIS TERM NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS TERM NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 11.02 OF THE LOAN AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[Signature page follows]

2

          IN WITNESS WHEREOF, the undersigned has caused this Term Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

WHITEHALL JEWELLERS, INC., as Borrower

By:

Name:

Title:

Signature Page to Term Note

EXHIBIT C

DELAYED DRAW ADVANCE BORROWING REQUEST

          Pursuant to Section 2.01 of that certain Term Loan and Security Agreement, dated as of May 21, 2007 (as amended, modified or supplemented and in effect from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined), among the undersigned WHITEHALL JEWELLERS, INC. (the “Borrower”), a Delaware corporation having its principal place of business at 125 South Wacker, #2600, Chicago, Illinois 60606, the financial institutions party thereto from time to time as lenders (the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION as administrative agent and collateral agent (the “Agent”) for the Lenders, the undersigned hereby gives the Administrative Agent irrevocable notice that the undersigned hereby requests the Delayed Draw Advance under the Loan Agreement, and in connection therewith sets forth below the information relating to such Delayed Draw Advance as required by Section 2.01 of the Loan Agreement:

1.	Borrower hereby requests a Delayed Draw Advance.

2.	The funding date of the Delayed Draw Advance is ______________, 2007 (which shall be at least thirty (30) days after the date of this request, but in no event later then May 30, 2007).

3.	The amount of the Delayed Draw Advance is $_____________ (which shall in no event exceed the Delayed Draw Advance Limit).

4.	The Delayed Draw Advance is to be a [Base Rate Loan] [LIBOR Loan]. [The Interest Period shall be the [1] [2] [3] [6]-months.]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Delayed Draw Advance:

          A. All of the representations and warranties made or deemed to be made under the Loan Agreement and in any other Loan Document or which are contained in any certificate furnished at any time under or in connection therewith shall be true and correct in all material respects on and as of the date of the making of the Delayed Draw Advance, both with and without giving effect to the making of the Delayed Draw Advance and to the application of the proceeds therefrom, except to the extent such representations and warranties are expressly related only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

          B. No event has occurred and is continuing, or would result from the making of the Delayed Draw Advance or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

          C. Each of the conditions set forth in Section 4.02 of the Loan Agreement shall continue to be satisfied by the Borrower as of the date of the Delayed Draw Advance; and

          D. No event has occurred and is continuing, or would result from the Delayed Draw Advance which has had or would have a Material Adverse Effect.

Very truly yours,

WHITEHALL JEWELLERS, INC.

By:

Name:

Title:

2

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

          Reference is made to that certain Term Loan and Security Agreement dated as of May 21, 2007 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”) by and between, among others, (i) Whitehall Jewellers, Inc., a Delaware corporation (the “Borrower”), (ii) the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), (iii) LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties, (iv) LaSalle Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

          _______________________________________________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1.

The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Loan Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.

The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Assignor subject to this Assignment and Assumption, is not less than $10,000,000.00 (and in integral multiples of $1,000,000 in excess thereof), or, if less, the entire remaining amount of the Assignor’s Commitment and the Loans at any time owing

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to it, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.

The Assignee: (a) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Loan Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Agreement or under any other Loan Document, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

4.

Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount of $3,500 (unless such fee has been waived by the Administrative Agent in its sole discretion), to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

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5.

Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 11.06(b)(iii) of the Loan Agreement, consent by the Administrative Agent and/or the Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Loan Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Loan Agreement.

6.

Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of Illinois, without giving effect to principles of conflicts of law or choice of law.

[SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:

Name:

Title:

[ASSIGNEE]

By:

Name:

Title:

Lending Office (and address for notices):

[Address]

Accepted this ______ day
of ____________, ______:

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:

Name:

Title:

Signature Page to Assignment and Assumption

Acknowledged and, to the extent required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Loan Agreement, consented to, this _____ day of ________________, _________:

ADMINISTRATIVE AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:

Title:

Signature Page to Assignment and Assumption

Acknowledged and, to the extent required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Loan Agreement, consented to, this _____ day of ________, ________:

BORROWER:

WHITEHALL JEWELLERS, INC.

By:

Name:

Title:

Signature Page to Assignment and Assumption

Schedule I
to
Assignment and Assumption

Section 1.	Percentage/Amount of Commitments/Loans Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:		_________%

Commitment assigned by Assignor:		$________________

Aggregate Outstanding Principal Amount of Loans assigned by Assignor:		$________________

Section 2.	Percentage/Amount of Commitments/Loans Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage:		_________%

Assignee’s Applicable Percentage:		_________%

Assignor’s Commitment:		$________________

Assignee’s Commitment:		$________________

Aggregate Outstanding Principal Amount of Loans Owing to Assignor:		$________________

Aggregate Outstanding Principal Amount of Loams Loans Owing to Assignee:		$________________

Section 3.

Effective Date:		_____________, ______

  1002676.2

Schedule I to Assignment and Assumption

EXHIBIT E

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

          This JOINDER AGREEMENT (this “Joinder”) is made as of ________________, by and between:

________________________, a ________________________ (the “New [Borrower/Guarantor]”), with its principal executive offices at _______________________; and

          LASALLE BANK NATIONAL ASSOCIATION, a national banking association having a place of business at 25 Braintree Hill Office Park, Suite 205, Braintree, Massachusetts 02184, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Lenders (as defined in the Loan Agreement referred to below);

          in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H :

          A. Reference is made to a certain Term Loan and Security Agreement dated as of May 21, 2007 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”), by and between, among others, (i) Whitehall Jewellers, Inc., a Delaware corporation (the “Existing Borrower”), (ii) the Administrative Agent, (iv) the Collateral Agent, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to such terms in the Loan Agreement.

          B. The New [Borrower/Guarantor] desires to become a party to, and be bound by the terms of, the Loan Agreement and the other Loan Documents in the same capacity and to the same extent as the Existing [Borrower/Guarantors] thereunder.

          C. Pursuant to the terms of the Loan Agreement, in order for the New [Borrower/Guarantor] to become party to the Loan Agreement and the other Loan Documents as provided herein, the New [Borrower/Guarantor] and the Existing Borrower are required to execute this Joinder.

          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Joinder and Assumption of Obligations. Effective as of the date of this Joinder, the New [Borrower/Guarantor] hereby acknowledges that the New [Borrower/Guarantor] has received and reviewed a copy of the Loan Agreement and the other Loan Documents, and hereby:

1

	(a)	joins in the execution of, and becomes a party to, the Loan Agreement and the other Loan Documents as a [Borrower/Guarantor] thereunder, as indicated with its signature below;

(b)

covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments of a [Borrower/Guarantor] under the Loan Agreement and the other Loan Documents as of the date hereof (other than covenants, agreements, liabilities and acknowledgments that relate solely to an earlier date), in each case, with the same force and effect as if such New [Borrower/Guarantor] was a signatory to the Loan Agreement and the other Loan Documents and was expressly named as a [Borrower/Guarantor] therein;

(c)

makes all representations, warranties, and other statements of a Borrower/Guarantor] under the Loan Agreement and the other Loan Documents, as of the date hereof (other than representations, warranties and other statements that relate solely to an earlier date), in each case, with the same force and effect as if such New [Borrower/Guarantor] was a signatory to the Loan Agreement and the other Loan Documents and was expressly named as a [Borrower/Guarantor] therein;

	(d)	assumes and agrees to perform all applicable duties and Obligations of the Existing [Borrower/Guarantors] under the Loan Agreement and the other Loan Documents.

2.

Supplemental Schedules. To the extent that any changes in any representations, warranties, and covenants require any amendments to the schedules to the Loan Agreement or any of the other Loan Documents, such schedules are hereby updated, as evidenced by any supplemental schedules (if any) annexed to this Joinder.

3.

Ratification of Loan Documents. Except as specifically amended by this Joinder and the other documents executed and delivered in connection herewith, all of the terms and conditions of the Loan Agreement and of the other Loan Documents shall remain in full force and effect as in effect prior to the date hereof, without releasing any Loan Party thereunder or Collateral therefor.

4.

Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the following conditions precedent have been fulfilled to the reasonable satisfaction of the Administrative Agent:

	(a)	This Joinder shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect.

(b)

All action on the part of the New [Borrower/Guarantor] and the other Loan Parties necessary for the valid execution, delivery and performance by the New [Borrower/Guarantor] and the other Loan Parties of this Joinder and all other documentation, instruments, and agreements to be executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

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(c)

The New [Borrower/Guarantor] (and each other Loan Party, to the extent requested by the Administrative Agent) shall each have delivered the following to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(i)	Certificate of Legal Existence and Good Standing issued by the Secretary of the State of its incorporation or organization.

(ii)

A certificate of an authorized officer of the due adoption, continued effectiveness, and setting forth the text, of each corporate resolution adopted in connection with the assumption of obligations under the Loan Agreement and the other Loan Documents, and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, together with true and accurate copies of all Organization Documents.

(iii)	A Perfection Certificate.

(iv)	Execution and delivery by the New [Borrower/Guarantor] of the following Loan Documents:

	a)	[Joinders to the Term Notes, as applicable];

	b)	[Joinder to the Fee Letter];

	c)	[DDA Notification with ______________]; and

	d)	Such other documents and agreements as the Administrative Agent or the Collateral Agent may reasonably require.

(d)

Upon the request of the Administrative Agent in its sole discretion, the Administrative Agent shall have received a favorable written legal opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Collateral Agent and the other Credit Parties, covering such matters as Administrative Agent may reasonably request.

(e)

The Collateral Agent shall have received all documents and instruments, including, without limitation, UCC financing statements and DDA Notifications, required by Law or reasonably requested by the Administrative Agent or the Collateral Agent to create or perfect the Lien intended to be created under the Collateral Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Administrative Agent.

(f)

All reasonable fees and Credit Party Expenses incurred by the Agents in connection with the preparation and negotiation of this Joinder and related documents (including the reasonable fees and expenses of counsel to the Agents) shall have been paid in full by the New [Borrower/Guarantor].

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	(g)	The Loan Parties shall have executed and delivered to the Agents such additional documents, instruments, and agreements as the Administrative Agent or the Collateral Agent may reasonably request.

5.	Miscellaneous.

(a)

This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)

This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)

Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

(d)

The Loan Parties shall, within ten (10) Business Days after receipt of a reasonably detailed invoice therefor, pay all reasonable fees and other Credit Party Expenses of the Agents and the other Credit Parties, including, without limitation, all reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Joinder.

(e)

The New [Borrower/Guarantor] warrants and represents that the New [Borrower/Guarantor] is not relying on any representations or warranties of the Administrative Agent, Collateral Agent or the Lenders or their counsel in entering into this Joinder.

	(f)	THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

[SIGNATURE PAGES FOLLOW]

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          IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

NEW [BORROWER/GUARANTOR]:

By:

Name:

Title:

ADMINISTRATIVE AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:

Title:

COLLATERAL AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:

Title:

SP-1 [Joinder Agreement]

Acknowledged and Agreed:

EXISTING BORROWER:

WHITEHALL JEWELLERS, INC.

By:

Name:

Title:

1002666.2

SP-2 [Joinder Agreement]

Addresses for notices:

LaSalle Bank National Association
25 Braintree Hill Office Park, Suite 205
Braintree, Massachusetts 02184

Attention: Robert Barnhard
Phone (781) 353-6110; Fax (781) 353-6101
robert.barnhard@abnamro.com

Attention: Jeff Ryan
Phone (781) 353-6118; Fax (781) 353-6101
jeff.ryan@abnamro.com

Attention: Daniel O’Rourke
Phone (781) 353-6126; Fax (781) 353-6101
daniel.orourke@abnamro.com

Bank of America Retail Finance Group
100 Federal Street, 9th Floor
Boston, Massachusetts 02110

Attention: Mark Twomey
Phone (617) 434-9136; Fax (617) 434-4339
mark.twomey@bankofamerica.com

Wells Fargo Retail Finance, LLC
One Boston Place, 19th Floor
Boston, Massachusetts 02108

Attention: Cory Loftus
Phone (617) 854-7259; Fax (617) 523-4029
cory.loftus@wellsfargo.com

Attention: Didi Do
Phone (617) 854-7263; Fax (617) 523-4027
didi.do@wellsfargo.com

GMAC Commercial Finance LLC
1290 Avenue of the Americas - 3rd Floor
New York, New York 10104

Attention: Michael Malcangi
Phone (212) 884-7561; Fax (212) 884-7693
mmalcangi@gmaccf.com

Attention: Steve Brown
Phone (212) 884-7563; Fax (212) 884-7693
sbrown@gmaccf.com

Schedule 11.02 — Administrative Agent’s Office; Certain Addresses for Notices

Administrative Agent’s Office:

LaSalle Bank National Association,
as Administrative Agent
25 Braintree Hill Office Park, Suite 205
Braintree, Massachusetts 02184
Attention: Robert Barnhard
Telephone: (781) 353-6110
Facsimile: (781) 353-6101
E-mail: robert.barnhard@abnamro.com